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                                                                   Exhibit 10.23



February 7, 2001


Theodore Gioia
1550 Laurel Street
Napa, CA 94559


Dear Ted,

Following our discussion, I am pleased to confirm the details of our agreement for you to provide consulting services to SOLA.

You will be retained as a full time consultant, based on 5 days per week, commencing February 19 and terminating no earlier than May 4, 2001. Your primary assignment, on which the majority of your time will be spent, will be to support Jeremy Bishop and Steve Neil in securing a debt financing agreement for SOLA International Inc. As a secondary assignment, time permitting, we would like you to help us develop an internal business communication process aimed at SOLA management.

SOLA will provide you with office accommodation and support in Petaluma, which will be your home base. We will also provide a laptop computer for your use for the duration of the assignment. You will be required to spend significant time in Del Mar and Sunnyvale to support your primary assignment. When in Del Mar, overnight accommodation will be arranged at the Stratford Inn or similar. Your accommodation and travel expenses for visits to Del Mar and Sunnyvale will be reimbursed in addition to any other out-of-town travel expenses.

Your retainer fee will be $1,000 per day ($5,000 per week), paid at month-end on presentation of your invoice, which should also include expense claims.

In addition, you will be paid a performance incentive bonus of $25,000 at the end of the consulting assignment, based on SOLA's success in securing a refinancing agreement. We will need to define further the criteria for success.
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We anticipate that your role and position as a member of SOLA's Board of
Directors will be unaffected by this consulting work and you will continue to receive your retainer and meeting fees, plus expenses, as a Director. This is to be confirmed following a conversation between Jeremy Bishop and Mo Cunniffe.

As we approach the end of your consulting period we will discuss the prospects for further consulting or employment based on the prevailing business conditions and prospects. In the event that this consulting assignment does not lead to your becoming a SOLA employee, the Company will give you 4 weeks notice of termination of this agreement.

Ted, I am delighted at the prospect of your increased association with SOLA and I am looking forward to working with you again.

Please sign and return a copy of this letter to confirm our agreement on the above.


With best regards,

/s/  Steve Lee

Steve Lee
VP Human Resources



          Agreed and acknowledged:      /s/  Theodore Gioia
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                                             Theodore Gioia


                             Date:      February 7, 2001
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